As filed with the Securities and Exchange Commission on October 28, 2024
1933 Act Registration No. 333-278297
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No. ___	☐
Post-Effective Amendment No. 1	☒
(Check appropriate box or boxes)
Thrivent Mutual Funds
(Exact Name of Registrant as Specified in Charter)

901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402-3211
(Address of Principal Executive Offices)

(612) 844-7190
(Registrant’s Telephone Number, including Area Code)

John D. Jackson
Secretary and Chief Legal Officer
Thrivent Mutual Funds
901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402-3211
(Name and Address of Agent for Service)
It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).
Explanatory Note: This Post-Effective Amendment No. 1 is being made for the purpose of filing the executed Agreement and Plan of Reorganization and the executed opinion of counsel as to tax matters and consequences to shareholders related to the reorganization of Thrivent Low Volatility Equity Fund into Thrivent Global Stock Fund.
This Post-Effective Amendment No. 1 to the Thrivent Mutual Funds Registration Statement on Form N-14 hereby incorporates by reference such Registration Statement, in the form filed on May 2, 2024 pursuant to Rule 497 of the Securities Act.

Thrivent Mutual Funds
PART C: OTHER INFORMATION
Item 15.
Indemnification
Under Section 12 of Article Seven of Registrant’s Declaration of Trust, Registrant may not indemnify any trustee, officer or employee for expenses (e.g., attorney’s fees, judgments, fines and settlement amounts) incurred in any threatened, pending or completed action, if there has been an adjudication of liability against such person based on a finding of willful misfeasance, bad faith, gross negligence or reckless disregard of such person’s duties of office (“disabling conduct”). Registrant shall indemnify its trustees, officers or employees for such expenses whether or not there is an adjudication of liability, if, pursuant to Investment Company Act Release 11330, a determination is made that such person was not liable by reason of disabling conduct by: (i) final decision of the court before which the proceeding was brought; or (ii) in the absence of such a decision, a reasonable determination, based on factual review, that the person was not liable for reasons of such conduct is made by: (a) a majority vote of disinterested, independent trustees; or (b) independent legal counsel in a written opinion.
Advancement of expenses incurred in defending such actions may be made pursuant to Release 11330, provided that the person undertakes to repay the advance unless it is ultimately determined that such person is entitled to indemnification and one or more of the following conditions is met: (1) the person provides security for the undertaking; (2) Registrant is insured against losses arising by reason of any lawful advances; or (3) a majority of disinterested non-party trustees or independent legal counsel in a written opinion determines, based on review of readily available facts, that there is reason to believe the person ultimately will be found entitled to indemnification.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provision, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustees, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Registrant and its officers, employees, and agents are insured under the fidelity bond required by Rule 17g-1 of the Investment Company Act of 1940.
Item 16.
Exhibits

1.1	Declaration of Trust, incorporated by reference from Post-Effective Amendment No. 26 to the registration statement of Registrant, file no. 033-12911, filed on June 25, 1998.
1.2	Amendment No. 1 to Declaration of Trust, incorporated by reference from Post-Effective Amendment No. 52 to the registration statement of Registrant, file no. 033-12911, filed on July 14, 2004.
2	Amended and Restated By laws, incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Registrant, file no. 033-12911, filed on February 27, 2009.
3	Not Applicable.
4	Agreement and Plan of Reorganization, filed herewith.
5	Not Applicable.
6.1
Investment Advisory Agreement with Thrivent Asset Management, LLC, incorporated by reference from Post-
Effective Amendment No. 59 to the registration statement of Registrant, file no. 033-12911, filed on February 22,
2006.

6.2
Amendment No. 1 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 62 to the registration statement of Registrant, file no. 033-12911, filed on November 29, 2007.

6.3
Amendment No. 2 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 65 to the registration statement of Registrant, file no. 033-12911, filed on December 7, 2009.

6.4
Amendment No. 3 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 65 to the registration statement of Registrant, file no. 033-12911, filed on December 7, 2009.

6.5
Amendment No. 4 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 65 to the registration statement of Registrant, file no. 033-12911, filed on December 7, 2009.

6.6
Amendment No. 5 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 69 to the registration statement of Registrant, file no. 033-12911, filed on February 27, 2012.

6.7
Amendment No. 6 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 74 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2013.

6.8
Amendment No. 7 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 76 to the registration statement of Registrant, file no. 033-12911, filed on February 27, 2014.

6.9	Amendment No. 8 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
6.10	Amendment No. 9 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
6.11
Amendment No. 10 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 85 to the registration statement of Registrant, file no. 033-12911, filed on December 1, 2016.

6.12
Amendment No. 11 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 85 to the registration statement of Registrant, file no. 033-12911, filed on December 1, 2016.

6.13
Amendment No. 12 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 88 to the registration statement of Registrant, file no. 033-12911, filed on December 11, 2017.

6.14	Amendment No. 13 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
6.15
Amendment No. 14 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 91 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2019.

6.16	Amendment No. 15 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 93 to the registration statement of Registrant, file no. 033-12911, filed on May 1, 2019.
6.17	Amendment No. 16 to Investment Advisory Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
6.18
Amendment No. 17 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 96 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2020.

6.19
Amendment No. 18 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 101 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2022.

6.20
Amendment No. 19 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 102 to the registration statement of Registrant, file no 033-12911, filed on December 12, 2022.

6.21
Amendment No. 20 to Investment Advisory Agreement, incorporated by reference from Post-Effective
Amendment No. 104 to the registration statement of Registrant file no. 033-12911, filed on February 28, 2024.

7.1
Distribution Agreement between Thrivent Distributors, LLC and Thrivent Mutual Funds, incorporated by reference from Post-Effective Amendment No. 81 to the registration statement of Registrant, file no. 033-12911, filed on December 22, 2015.

7.2	Amendment No. 1 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 85 to the registration statement of Registrant, file no. 033-12911, filed on December 1, 2016.
7.3	Amendment No. 2 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of Registrant, file no. 033-12911, filed on December 11, 2017.
7.4	Amendment No. 3 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
7.5	Amendment No. 4 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
7.6	Amendment No. 5 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2020.
8	Not Applicable.
9.1
Master Custodian Agreement with State Street Bank and Trust Company (“State Street”), incorporated by reference from Post-Effective Amendment No. 89 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2018.

9.2
Letter Agreement, dated May 18, 2022, between Registrant and State Street, incorporated by reference from
Post-Effective Amendment No. 102 to the registration statement of Registrant, file no. 033-12911, filed on
December 12, 2022.

9.3
Amendment to Custody Agreement effective February 28, 2023, between Registrant and State Street, incorporated by reference from Post-Effective Amendment No. 103 to the registration statement of Registrant, file
no. 033-12911, filed on February 28, 2023.

9.4
Amendment to Custody Agreement effective April 30, 2023, between Registrant and State Street, incorporated by reference from Post-Effective Amendment No. 104 to the registration statement of Registrant, file no. 033-
12911, filed on February 28, 2024.

10.1	Rule 12b-1 Plan, incorporated by reference from Post-Effective Amendment No. 99 to the registration statement of Registrant, file no. 033-12911, filed on February 26, 2021.
10.2	Rule 18f-3 Plan, incorporated by reference from Post-Effective Amendment No. 98 to the registration statement of Registrant, file no. 033-12911, filed on April 13, 2020.
11	Opinion and Consent of Counsel, incorporated by reference from initial Form N-14 registration statement of Registrant, file no. 333-278297, filed on March 28, 2024.
12	Opinion of Counsel as to tax matters and consequences to shareholders, filed herewith.
13.1
Expense Reimbursement Letter Agreement dated January 1, 2024, incorporated by reference from Post-
Effective Amendment 104 to the registration statement of Registrant, file no. 033-12911, filed on February 28,
2024.

13.2
Expense Reimbursement Letter Agreement dated February 6, 2024, incorporated by reference from Post-
Effective Amendment 104 to the registration statement of Registrant, file no. 033-12911, filed on February 28,
2024.

13.3
Administrative Services Agreement, effective as of January 1, 2009, between Registrant and Thrivent Asset
Management, LLC, incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Registrant, file no. 033-12911, filed on February 27, 2009.

13.4
Amendment No. 1 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 65 to the registration statement of Registrant, file no. 033-12911, filed on December 7, 2009.

13.5
Amendment No. 2 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 74 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2013.

13.6
Amendment No. 3 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 76 to the registration statement of Registrant, file no. 033-12911, filed on February 27, 2014.

13.7	Amendment No. 4 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
13.8	Amendment No. 5 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 8, 2015.
13.9
Amendment No. 6 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 85 to the registration statement of Registrant, file no. 033-12911, filed on December 1, 2016.

13.10
Amendment No. 7 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 88 to the registration statement of Registrant, file no. 033-12911, filed on December 11, 2017.

13.11	Amendment No. 8 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.
13.12
Amendment No. 9 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 91 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2019.

13.13	Amendment No. 10 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.
13.14
Amendment No. 11 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment No. 96 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2020.

13.15
Amendment No. 12 to Administrative Services Agreement, incorporated by reference from Post-Effective
Amendment 104 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2024.

13.16
Amended and Restated Transfer Agency Agreement between Registrant and Thrivent Financial Investor
Services Inc., incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of
Registrant, file no. 033-12911, filed on December 11, 2017.

13.17
Amendment No. 1 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-
Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3, 2018.

13.18
Amendment No. 2 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-
Effective Amendment No. 91 to the registration statement of Registrant, file no. 033-12911, filed on February 28,
2019.

13.19
Amendment No. 3 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-
Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on August 16, 2019.

13.20
Amendment No. 4 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-
Effective Amendment No. 96 to the registration statement of Registrant, file no. 033-12911, filed on February 28,
2020.

13.21
Amendment No. 5 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-
Effective Amendment No. 99 to the registration statement of Registrant, file no. 033-12911, filed on February 26,
2021.

13.22
Amendment No. 6 to Amended and Restated Transfer Agency Agreement, incorporated by reference from Post-
Effective Amendment No. 101 to the registration statement of Registrant, file no. 033-12911, filed on
February 28, 2022.

13.23
Securities Lending Agency Agreement between Registrant and Goldman Sachs Bank USA, incorporated by reference from Post-Effective Amendment No. 89 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2018.

13.24
Amended Schedule 1 dated June 25, 2018, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-224009, filed on July 3,
2018.

13.25
Amended Schedule 1 dated August 9, 2019, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-231050, filed on
August 16, 2019.

13.26
Amended Schedule 1 dated February 28, 2020, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 96 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2020.

13.27
Amended Schedule 1 dated April 29, 2020, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 99 to the registration statement of Registrant, file no. 033-12911, filed on
February 26, 2021.

13.28
Amended Schedule 1 dated August 31, 2020, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 99 to the registration statement of Registrant, file no. 033-12911, filed on February 26, 2021.

13.29
Amended Schedule 1 dated October 6, 2020, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 101 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2022 .

13.30
Amended Schedule 1 dated March 10, 2022, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 102 to the registration statement of Registrant, file no 033-12911, filed on December 12, 2022.

13.31
Amended Schedule 1 dated February 1, 2023, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 103 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2023.

13.32
Amended Schedule 1 dated April 28, 2023, to Securities Lending Agency Agreement, incorporated by reference from Post-Effective Amendment No. 104 to the registration statement of Registrant, file no. 033-12911, filed on
February 28, 2024.

13.33
Form of Rule 12d1-4 Fund of Funds Investment Agreement, incorporated by reference from Post-Effective
Amendment No. 101 to the registration statement of Registrant, file no. 033-12911, filed on February 28, 2022.

14	Consent of Independent Registered Public Accounting Firm, incorporated by reference from initial N-14 registration statement of Registrant, file no. 333-278297, filed on March 28, 2024.
15	Not Applicable.
16	Power of Attorney, incorporated by reference from Post-Effective Amendment No. 102 to the registration statement of Registrant, file no. 033-12911, filed on December 12, 2022.
17	Form of Proxy Card, incorporated by reference from initial N-14 registration statement of Registrant, file no. 333- 278297, filed on March 28, 2024.
Item 17.
Undertakings
1.
The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.
The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Minneapolis and State of Minnesota, on the 28th day of October 2024.
Thrivent Mutual Funds
/s/ John D. Jackson
John D. Jackson Secretary and Chief Legal Officer
As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of October 2024.
Signature	Title
/s/ Michael W. Kremenak
Michael W. Kremenak	Trustee and President (Principal Executive Officer)
/s/ Sarah L. Bergstrom
Sarah L. Bergstrom	Treasurer (Principal Financial and Accounting Officer)
*
Janice B. Case	Trustee
*
Robert J. Chersi	Trustee
*
Arleas Upton Kea	Trustee
*
Paul R. Laubscher	Trustee
*
Robert J. Manilla	Trustee
*
James A. Nussle	Trustee
*
David S. Royal	Trustee
*
James W. Runcie	Trustee
*
Constance L. Souders	Trustee

*
John D. Jackson, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Trustees of Thrivent Mutual Funds pursuant to the powers of attorney duly executed by such persons.
Dated: October 28, 2024	/s/ John D. Jackson
John D. Jackson Attorney-in-Fact